Exhibit 99.2

FOR IMMEDIATE RELEASE	NR06-14

DYNEGY HOLDINGS INC. ANNOUNCES PRICING OF TENDER OFFER

HOUSTON (March 29, 2006) – Dynegy Inc. (NYSE: DYN) and its wholly-owned subsidiary, Dynegy Holdings Inc. (“DHI”), today announced the pricing terms of DHI’s previously announced cash tender offer and consent solicitation for DHI’s Second Priority Senior Secured Floating Rate Notes due 2008 (the “2008 Notes” - CUSIP No. 26816LAH5), 9.875% Second Priority Senior Secured Notes due 2010 (the “2010 Notes” - CUSIP Nos. 26816LAL6 and U2676AAD5) and 10.125% Second Priority Senior Secured Notes due 2013 (the “2013 Notes” - CUSIP Nos. 26816LAP7 and U2676AAE3) (the 2008 Notes, 2010 Notes and 2013 Notes together, the “Notes”).

The total consideration for the 2010 Notes and 2013 Notes was determined as of 10:00 a.m., New York City time, today by reference to a fixed spread of 50 basis points above the yield to maturity of the applicable U.S. Treasury security as described in the Offer to Purchase and Consent Solicitation Statement of DHI, dated March 15, 2006, as supplemented by the Supplement thereto dated March 20, 2006 (the “Statement”). The reference yield for the 2010 Notes and 2013 Notes was 4.894% and 4.824%, respectively.

The total consideration per $1,000 principal amount of 2010 Notes that were validly tendered prior to 5:00 p.m., New York City time, on March 28, 2006 (the “Consent Date”) is $1,099.83, and the total consideration per $1,000 principal amount of 2013 Notes that were validly tendered prior to the Consent Date is $1,145.70. As announced on March 15, 2006, the total consideration per $1,000 principal amount of 2008 Notes that were validly tendered prior to the Consent Date is $1,045.00. In each case, the total consideration per $1,000 principal amount of Notes that were validly tendered prior to the Consent Date includes a cash consent payment of $30.00. Holders of Notes validly tendered prior to the Consent Date will also receive accrued and unpaid interest on their Notes up to, but not including, the payment date for the tender offer and consent solicitation, which is expected to be on or about April 12, 2006, unless extended.

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As of the Consent Date, DHI had received tenders and consents for $150.720 million in aggregate principal amount of the 2008 Notes, representing 67% of the outstanding 2008 Notes, $613.750 million in aggregate principal amount of the 2010 Notes, representing 98.2% of the outstanding 2010 Notes, and $898.305 million in aggregate principal amount of the 2013 Notes, representing 99.9% of the outstanding 2013 Notes. The tender offer and consent solicitation remains open and is scheduled to expire at Midnight, New York City time, on April 11, 2006, unless extended (the “Expiration Date”).

Holders tendering their Notes after the Consent Date, but prior to the Expiration Date, will receive the tender offer consideration of $1,015.00 (in the case of the 2008 Notes), $1,069.83 (in the case of the 2010 Notes) or $1,115.70 (in the case of the 2013 Notes) per $1,000 principal amount of Notes tendered, but will not receive the cash consent payment. Holders of Notes tendered after the Consent Date and prior to the Expiration Date will also receive accrued and unpaid interest on their Notes up to, but not including, the payment date.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including the consummation by DHI of one or more new debt financings on terms satisfactory to DHI in an aggregate amount not less than $750 million. No assurance can be given that such new financings will be completed in a timely manner or at all.

The complete terms and conditions of the tender offer and consent solicitation are described in the Statement and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting Global Bondholder Services Corporation, the information agent for the tender offer and consent solicitation, at (212) 430-3774 or (866) 387-1500 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the dealer

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DYNEGY HOLDINGS INC. ANNOUNCES PRICING OF TENDER OFFER	NR06-14

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managers and solicitation agents for the tender offer and consent solicitation: Credit Suisse Securities (USA) LLC, which may be contacted at (212) 538-0652 or (800) 820-1653 (toll free), and Banc of America Securities LLC, which may be contacted at (212) 847-5834 or (888) 292-0070 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement of DHI, dated March 15, 2006, as supplemented by the Supplement thereto dated March 20, 2006, and the related Consent and Letter of Transmittal.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,600 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the proposed transaction described above will be consummated on the terms Dynegy currently contemplates, if at all, or that the notes tendered in the tender offer and consent solicitation described above will be accepted for purchase. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005, which is available free of charge on the SEC’s web site at http://www.sec.gov.

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